EXHIBIT NO. 10.2

AGREEMENT

     This Agreement is made and entered into as of the 5th day of November, 2001, by and between Gerber Scientific, Inc. (the "Company") and David J. Gerber, Vice President, Business Development and Technology Strategy (the "Executive").

     Whereas, the Executive has voluntarily offered to reduce his base salary for a specified period of time; and,

     Whereas, the Company and the Executive wish to preserve the Executive's benefits at his base salary rate as in effect on November 2, 2001,

     Now Therefore, in consideration of the mutual covenants contained herein and other good and valuable considerations, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Term of Agreement: Except for the provisions of paragraph 4, which shall continue in effect notwithstanding the termination of this Agreement, the term of this Agreement shall commence on November 5, 2001, and shall continue through the remainder of fiscal year 2002 ending April 30, 2002.

2. Salary: As used herein, "Base Salary" shall mean the Executive's base salary as in effect at November 2, 2001.

3. Voluntary Salary Reduction: For the term of this Agreement, the Executive's Base Salary, payable weekly, shall be reduced by twenty-five per cent (25%). Upon the termination of this Agreement, the Executive's Base Salary will, without any action by the Executive, revert to his Base Salary as in effect at November 2, 2001, unless said base salary shall have been adjusted by action of the Management Development and Compensation Committee of the Board of Directors of the Company.

4. Benefits Shall be Unaffected by Voluntary Salary Reduction: To the extent that any payments or benefits otherwise payable under any of the following plans, policies, and agreements of the Company (each individually a "Plan", and collectively "Plans") are reduced ("Benefit Reduction") because of this voluntary reduction in base salary, the Company shall pay or cause to be paid to the Executive the amount of such Benefit Reduction at the same time and on the same terms as are provided for in any such Plan:

Gerber Scientific, Inc. and Participating Subsidiaries Pension Plan;

Gerber Scientific, Inc. and Participating Subsidiaries Supplemental Pension Benefit Plan;

Gerber Scientific, Inc. 2000-2004 Executive Annual Incentive Bonus Plan;

Severance Policy for Senior Officers of Gerber Scientific, Inc. and Its Domestic Subsidiaries;

Vacation Policy;

Change in Control Agreement between the Company and the Executive dated July 14, 1999 (the "CIC Agreement").

5. Entire Agreement: This Agreement and the CIC Agreement contain the entire agreement between the Company and the Executive on the subject of compensation and supersede all prior written or oral agreements or representations concerning the subject matter hereof. The Executive acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to enter into this Agreement except for those set forth herein. Any oral representation or modification concerning this Agreement shall be of no force or effect.

6. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

In Witness Whereof, the parties have executed this Agreement as of the date first above written.

Gerber Scientific, Inc.

By
Michael J. Cheshire Chairman, Chief Executive Officer, and President	David J. Gerber Vice President, Business Development and Technology Strategy